Exhibit 99.1

GILLA SIGNS LOI TO ENTER CANADIAN CANNABIS MARKET

TORONTO, CANADA – (July 12, 2017) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, marketer and manufacturer of E-liquid for vaporizers and developer of cannabis concentrate products, today announced that the Company’s Toronto-based subsidiary, Gilla Enterprises Inc., has entered into a non-binding letter of intent (the “LOI”) with one of Canada’s premier Licensed Producers (the “LP”) under the Access to Cannabis for Medical Purposes Regulations (Canada) (“ACMPR”). The LOI calls for Gilla to collaborate with the LP to provide a cannabis vapor solution for distribution to the LP’s extensive client base in Canada. The proposed device and packaging will be submitted to Health Canada to obtain any necessary approvals post signing of a definitive agreement.

Under the terms of the LOI, the Company and the LP would enter into a definitive agreement to provide both private-label and branded cannabis vapor solutions (the “Licensed Products”) for the LP to produce and distribute in Canada through the LP’s authorized distribution channels. The Company will work with the LP to develop full scale production-level standard operating procedures that will be used to manufacture the Licensed Products to comply with Health Canada’s ACMPR requirements; including device selection, packaging and other regulated criteria. As consideration for the license and rights to be granted under the definitive agreement, the Company would receive a ten percent (10%) royalty on gross revenues generated from sales of the private-label products. Furthermore, royalties generated from the sales of Gilla branded products will be determined on a case-by-case basis.

“This is a great leap forward for our cannabis concentrate division,” stated Mr. Graham Simmonds, Chair and CEO of Gilla. He added, “We have put a tremendous amount of work into the development of these products which will receive a higher level of scrutiny than most cannabis vape products have endured to date. Working with a market-leading partner in both quality and overall industry sales provides Gilla with a powerful platform to demonstrate the competitive edge of our proprietary cannabis products and ability to grow our footprint throughout Canada. We will also continue to pursue additional licensing agreements to broaden our market reach into additional jurisdictions as we see fit.”

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid for use in vaporizers and develops turn-key vapor and cannabis concentrate solutions for high terpene vape oils, pure crystalline, high performance vape pens and other targeted products. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company’s multi-jurisdictional, broad portfolio approach services both the nicotine and cannabis markets with high quality products that deliver a consistent and reliable user experience. Gilla’s proprietary product portfolio includes the following brands: Coil Glaze™, Siren, The Drip Factory, Craft Vapes™, Craft Clouds, Surf Sauce, Vinto Vape, VaporLiq, Vape Warriors, Vapor’s Dozen, Miss Pennysworth’s Elixirs, The Mad Alchemist™, Replicant, Enriched Vapor and Crown E-liquid™.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Graham Simmonds
Chair and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com